Exhibit 8.2

April 1, 2014

Energy XXI (Bermuda) Limited

Canon’s Court, 22 Victoria Street

PO Box HM 1179

Hamilton HM EX, Bermuda

RE:	Energy XXI (Bermuda) Limited Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Energy XXI (Bermuda) Limited, an exempted company organized under the laws of Bermuda (the “Company”), with respect to certain legal matters in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2014, by and among the Company, Energy XXI Gulf Coast, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“OpCo”), Clyde Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of OpCo (“Merger Sub”), and EPL Oil & Gas, Inc. (“EPL”). We have also participated in the preparation of the Company’s registration statement on Form S-4 (the “Registration Statement”), and the Prospectus of the Company contained therein (the “Prospectus”), relating to the proposed merger of Merger Sub with and into EPL, with EPL surviving the merger as an indirect wholly-owned subsidiary of the Company. This opinion is based on the facts and assumptions disclosed in the Registration Statement.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” to the extent they relate to the material U.S. federal income tax consequences of the ownership and disposition of the common stock of the Company by EPL shareholders who receive common stock of the Company pursuant to the Merger Agreement, constitute the opinion of Vinson & Elkins L.L.P. as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any other matter discussed in the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons receiving common shares pursuant to the Merger Agreement.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.2 to, and the incorporation by reference of this opinion of counsel into, the Registration Statement and to the reference to our firm in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.